EXHIBIT 8.3
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246
June 30, 2006
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Pkwy. E., Suite 400
Houston, Texas 77060
Ladies and Gentlemen:
     You have requested our opinion concerning certain United States federal income tax consequences of the merger (the “Merger”) of Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), with and into Cal Dive Merger – Delaware Inc., a Delaware corporation (“Sub”), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 24, 2006 (the “Merger Agreement”), entered into by and among Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), Sub (Sub being wholly owned by Parent), and the Company. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to such term in the Merger Agreement.
     In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus of Parent (the “Proxy Statement/Prospectus”) included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Registration Statement”), (iii) the representation letters dated in accordance with Section 5.17 of the Merger Agreement and delivered by Parent and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the “Documents”).
     For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.
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Helix Energy Solutions Group, Inc.
June 30, 2006

     The opinion expressed herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, any of which may be changed at any time (possibly with retroactive effect). Any change in the authorities on which our opinion is based could affect our conclusions. We express no opinion other than as to the United States federal income tax matters set forth below. Our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.
     Based upon and subject to the foregoing, it is our opinion that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of Parent and the Company will be a party to the Merger within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Parent, the Company or Sub as a result of the Merger.
     Our opinion assumes that all of the representations of Parent and the Company are true and complete as of the date hereof and at the Effective Time of the Merger, and we will be unable to reaffirm the above opinion as of the Closing if this is not the case.
     The parties have not requested or received any advance ruling from the Service pertaining to the transactions described herein. Our opinion is not a guarantee of result and is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of a Company shareholder or of one or more of the parties to the Merger. If such a challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.
     Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law, or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which our opinion is based to become untrue or incorrect.
     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

FULBRIGHT & JAWORSKI L.L.P.